Exhibit 99.1

First Niagara Sells $3.1 Billion in Mortgage-Backed Securities and Pays-off Debt to Further Improve Balance Sheet Risk Profile

Securities Portfolio Repositioning Summary:

•	Reduces Mortgage Securities Prepayment Risk, Even in Stressed Scenarios

•	Improves Earnings Quality and Enhances Earnings Consistency

•	Balance Sheet more Asset Sensitive while Protecting against Sustained Low Rates

•	Increases Capital Ratios

BUFFALO, N.Y., June 27, 2012 – First Niagara Financial Group, Inc. (NASDAQ:FNFG) today announced that it has taken steps to reposition its securities portfolio through the sale of $3.1 billion of mortgage-backed securities (MBS), the proceeds of which were used to repay a comparable amount of short-term debt. The company expects that these actions will improve overall earnings quality and consistency by reducing the impact of prepayments on the MBS portfolio yield and net interest margin, as well as further strengthen key financial metrics. Based on the actions completed, the company will recognize a $16 million pre-tax gain from the sale of securities in the second quarter of 2012. There were no prepayment penalties on the debt pay-offs.

“The operating performance of our company – with industry-leading strength in our commercial franchise supported by tremendous momentum on the retail side – is better than ever with the successful completion of the HSBC branch transaction,” said John R. Koelmel, First Niagara President and Chief Executive Officer. “Given the expected duration of this historically low rate and volatile economic environment, we took decisive actions to better position our balance sheet without impacting the longer-term business fundamentals and to shine a brighter light on the strength of our core operations.”

“The selection and sale of securities with the greatest levels of prepayment risk coupled with the deleveraging have better positioned us to benefit when interest rates ultimately rise. At the same time, we have also significantly reduced the near-term earnings volatility created by the current sustained low interest rate environment,” noted Gregory Norwood, First Niagara Chief Financial Officer. “This transaction combined with the prepayment of approximately $5 billion in long-term borrowings executed as part of the HSBC branch transaction earlier this quarter also meaningfully improves our funding profile and capital ratios.”

Investor Call

A conference call will be held at 5:30 p.m. Eastern Time on Wednesday, June 27, 2012 to discuss these balance sheet actions. Those wishing to participate in the call may dial toll-free 1-800-779-1627 with the passcode: 8058473. A replay of the call will be available until July 11, 2012 by dialing 1-800-839-2347, passcode: 6295.

A summary presentation of the securities portfolio repositioning can be found at www.firstniagara.com under the Investor Relations tab.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with nearly 430 branches, approximately $35 billion in assets, $28 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

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First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780 david.lanzillo@fnfg.com

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